EXHIBIT 99.1

FIRST MARINER INCREASES EQUITY THROUGH TRUST PREFERRED SECURITIES EXCHANGE

Baltimore, MD (July 7, 2010) First Mariner Bancorp (NASDAQ: FMAR), parent company of 1st Mariner Bank, announced today that is has completed the acquisition of outstanding trust preferred securities with an aggregate liquidation amount of $1.0 million in exchange for common stock valued at $100,000 and a warrant to acquire common stock.

Chairman of the Board and Chief Executive Officer, Edwin F. Hale, Sr., commented, “Similar to our prior trust preferred exchange, this additional trust preferred exchange provides significant benefit to the Company by canceling $1.0 million of debt and increasing our equity.  This exchange will also improve tangible common equity as a percentage of assets, utilize more of our deferred tax assets, and improve our debt to equity ratio.  All of these positive effects will happen without diluting the book value per share of existing shares.”

Pursuant to the exchange, which was approved by stockholders at the Company’s March 19, 2010 special meeting of stockholders, First Mariner issued a total of 91,743 shares of common stock, which was determined by dividing $100,000 by $1.09, the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction.  The Company also issued a warrant to purchase 18,348 shares of common stock.

The exchange increases the holding company’s consolidated capital by approximately $560,000.

The shares of common stock and the warrant issued in the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About 1st Mariner Bancorp

1st Mariner Bancorp is the parent company of 1st Mariner Bank, which operates 23 community oriented branches throughout central Maryland, as well as portions of the eastern shore.  1st Mariner Bank also has one branch in Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, engages in mortgage-banking activities, providing mortgage loans and associated products to customers and selling most of those mortgage loans into the secondary market. First Mariner Mortgage currently operates offices in Maryland, Virginia, Delaware and North Carolina.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of other risks and uncertainties, see the section of the periodic reports that 1st Mariner Bancorp files with the Securities and Exchange Commission entitled "Risk Factors."